Exhibit 99.1


                          OFFICE OF THRIFT SUPERVISION

         DENIAL OF HOLDING COMPANY ACQUISITION AND RELATED APPLICATIONS

                                           ORDER NO.:      2004-47
                                           DATE:           OCTOBER 15, 2004
                                           DOCKET NOS.:    H-2732, 05273, 07173

         Carver Bancorp Inc., New York, New York (Holding Company) has applied to the Office of Thrift Supervision (OTS), pursuant to 12 U.S.C. ss. 1467a(e)(2) and 12 C.F.R. ss. 574.3 to acquire Independence Federal Savings Bank, Washington, D.C. (Association) (Holding Company Application). In addition, the Holding Company and its wholly owned subsidiary, Carver Federal Savings Bank, New York, New York (Bank) (collectively, the Applicants) seek OTS approval: (i) to establish and merge an interim federal savings association with the Association, pursuant to section 18(c) of the Federal Deposit Insurance Act (Bank Merger Act or BMA), and 12 C.F.R ss.ss. 552.2-2 and 563.22(a) (BMA Application I); (ii) for the Bank to acquire the Association's assets and liabilities under the Bank Merger Act and 12 C.F.R ss. 563.22(a) (BMA Application II); (iii) for the voluntary dissolution of the Association pursuant to 12 CFR ss. 546.4; and (iv) for the Bank to make a capital distribution of $31 million to the Holding Company to fund the acquisition, pursuant to 12 C.F.R ss.
563.140 et seq. (Collectively, the Holding Company Application and BMA Applications I and II are referred to as the "Applications.")1 The Holding Company also filed an application to retain more than 5% of the voting stock of the Association pursuant to Section 10(e)(1)(A)(iii) of the Home Owners' Loan Act (HOLA).2

BACKGROUND

         The Holding Company, a publicly held Delaware corporation, is a unitary savings and loan holding company that owns all of the stock of the Bank, a Savings Association Insurance Fund (SAIF)-insured federal stock savings bank. The Association is a publicly traded SAIF-insured federal stock savings bank. The Holding Company has filed the Applications to acquire up to 100% of the outstanding common stock of the Association, through the merger of an interim association, chartered by the Bank, with and into the Association, with the Association as the surviving entity. In connection with the subject transaction, the Association will undergo a voluntary dissolution and will transfer all of its assets and liabilities, including contingent liabilities, to the Bank, which will operate the Association's franchise as a division of the Bank. The total consideration to be paid by the Holding Company is approximately $30 million and the source of funds for the acquisition is a proposed $31 million capital distribution from the Bank to the Holding Company.

HOLDING COMPANY APPLICATIONS AND BANK MERGER ACT ACQUISITION

         Section 10(e)(2) of the HOLA provides that in reviewing the proposed acquisition of a savings association by a savings and loan holding company, OTS must consider the managerial

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(1) Because OTS is denying the Applications, as discussed below, OTS is not addressing the applications described in items (iii) and (iv), which are dependent on approval of the Applications.

(2) We will address the application under Section 10(e)(1)(A)(iii) in separate order.

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                                                              ORDER NO.: 2004-47
                                                                          PAGE 2

and financial resources and future prospects of the company and association involved, the effect of the acquisition on the association, the insurance risk to the SAIF, and the convenience and needs of the community to be served.3 Consideration of the managerial resources of a company or savings association must include consideration of the competence, experience, and integrity of the officers, directors, and principal shareholders of the company or savings association.4 The Bank Merger Act and the OTS regulations thereunder impose similar standards. Specifically, the Bank Merger Act requires OTS to consider "the financial and managerial resources and future prospects of the existing and proposed institutions . . . ."5 While there are minor differences in the language of the HOLA and the Bank Merger Act, in both acts Congress intended that OTS would look at the resources and future prospects of the acquiring entities (savings and loan holding company and its existing savings association subsidiary) as well as the savings association being acquired and make an informed judgment as to the risks presented by the proposed transaction. Similarly, the statutes require that OTS consider the impact of any acquisition on competition.6 Also, 12 C.F.R ss. 563e.29 requires that the OTS take into account assessments under the Community Reinvestment Act when approving holding company acquisitions or mergers of savings associations.

         In addition, the Bank Merger Act requires the responsible agency to take into consideration, in its evaluation of a BMA application, the effectiveness of any insured depository institution in combating money laundering activities.7 Also, OTS regulations require that the OTS consider whether the transaction is equitable to all concerned, whether full disclosure has been provided regarding written or oral agreements through which any person will receive anything of value in connection with the transaction, and whether compensation to officers, directors, and controlling persons of the disappearing association is reasonable.8

         OTS has reviewed the Applications under these standards and has concluded that the financial resources and future prospects of the Applicants would be detrimental to the Applicants and the insurance risk of the SAIF, and, therefore, are not consistent with approval.

         OTS, as the regulator of the Applicants and the Association, has extensive experience with all three parties, and has reviewed the Applicants' present and projected financial position, including the Bank's projected capitalization and profitability, the business plan and the Association's current state of affairs, and concluded that the proposed acquisition will have a detrimental impact on the financial resources of the Applicants, and the insurance risk of the SAIF.

         Upon consummation of the proposed acquisition, based on the most recent PRO FORMA financial information provided by the Applicants, the Bank projects that it will fall from well-

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(3) 12 U.S.C. ss. 1467a(e)(2). OTS' Control Regulations state that OTS may deny an application by a company to acquire a savings association, "[i]f OTS finds that the financial and managerial resources and future prospects of the accuiror and association involved would be detrimental to the association or the insurance risk of the SAIF... ." 12 C.F.R. ss. 574.7(c)(1)(i) (2004).

(4) Id.

(5) 12 U.S.C. ss. 1828(c)(5).

(6) 12 U.S.C. ss.ss. 1467a(e)(2) and 1828(c)(5).

(7) 12 U.S.C. ss. 1828(c)(11).

(8) 12 C.F.R. ss. 563.22(d)(1)(vi) (2004).

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                                                              ORDER NO.: 2004-47
                                                                          PAGE 3

capitalized to adequately capitalized status under the OTS prompt corrective action regulations.9 Further, the subject acquisition will have a material detrimental impact on the profitability level of the Applicants. Moreover, as discussed, infra, these projections appear insufficient to satisfy the financial challenges faced by the Bank.

         On November 4, 2003, OTS designated the Association as both a "problem association" and in "troubled condition" as defined at 12 C.F.R ss. 563.555 and Sections 310 and 330 of the OTS Thrift Activities Handbook. The Association's total assets have declined from $267 million as of December 31, 1998 to $195 million as of June 30, 2004, and the Association has experienced declining profitability and has recently experienced significant net losses. For the year ended December 31, 2003, the Association had a net loss of $1.4 million. The Association's net loss for the eight-month period ending August 31, 2004, is $2.5 million. The Association's earnings problems are mainly attributed to high legal expenses and low profitability generally.

         The Association is currently a defendant in three civil lawsuits pending in the United States District Court for the District of Columbia. All three suits relate to the Association's conduct in connection with a checking account customer, the Washington Teachers Union (WTU). It is alleged that WTU officials misappropriated and embezzled union finds.10 It is not possible at this time to determine the Association's financial exposure as a result of these lawsuits. The Association has not created any reserves to cover any adverse judgments that may ultimately be rendered and the Bank's PRO FORMA income calculations do not include any charges for the litigation. Further, the Association is involved in ongoing litigation with its largest shareholder, relating to claims of violations of federal securities law, breach of fiduciary duties and tortious interference with the business relationship between the Association and the Holding Company.

         The cost of the above-described litigations has been material to the Association, and legal expenses continue to mount. The terms of the merger agreement, including the price per share, does not include any adjustments for any pending lawsuits. The acquisition as presently structured, prevents the Bank from obtaining an adequate return on its investments, thus hurting its future prospects.

         OTS notes that the above-described circumstances regarding the Association would strain the financial and managerial resources of the Applicants if the Applicants were to acquire the Association. OTS believes that the Bank's management would have significant difficulties in integrating operations of the Association into the Bank. The Bank has not explained how it would change the operations currently conducted by the Association, nor has it identified any personnel who would have the skill and authority to manage the Association's business in a manner that would return the Association's operations to profitability.

         The PRO FORMA capital ratios and profitability levels, discussed above, would not be sufficient in view of the risks described above, especially given that the subject acquisition


__________________________

(9) 12 C.F.R. Part 565 (2004).

(10) On November 20, 2003, a number of persons associated with WTU were indicted by a federal grand jury in a 27-count indictment charging them with conspiracy, wire fraud, mail fraud, false statements, money laundering, and aiding the filing of false tax returns, among other offenses, in connection with their alleged roles in defrauding the WTU of millions of dollars between 1995 and 2002.


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                                                              ORDER NO.: 2004-47
                                                                          PAGE 4

would represent the Bank's first acquisition of another financial institution in 20 years and its first expansion outside of New York. Entering new geographic markets can challenge the managerial and financial resources of an institution, particularly in this instance where there is considerable distance between the two markets, greater Washington, D.C. and New York. The Applicants have not adequately demonstrated their ability to successfully undertake the acquisition of a troubled institution in a distant market.

         In sum, even accepting the Applicants' PRO FORMA financial projections, the transaction will result in a material decrease in the Applicants' capitalization and a material decline in the Bank's profitability. These PRO FORMA capital ratios and profitability levels are insufficient to approve the Applications, particularly in light of the specific circumstances presented by the proposed transaction: (1) the Association's financial condition and profitability have deteriorated in recent years and this deterioration has not yet been reversed, (2) the Association is the subject of significant litigation with no reserves established for potential adverse judgments, and (3) restoration of the Association's business activities to profitability is a significant challenge and is particularly challenging to the Applicants due to the geographical distance between the Applicants' existing market in New York and the Washington, D.C. area, the fact that the Washington, D.C. market is a new market for the Applicants, and the Applicants have no previous experience with such acquisitions. Based on these considerations, we conclude that the proposed transaction would be detrimental to the Applicants.

         Moreover, the adverse effect of the transaction on the financial resources of the Applicants also has the effect of increasing the risks to the SAIF. If the transaction were to be approved, the Applicants will be the successors to the Association's troubled operations. The capital of both the Holding Company and the Bank would decline significantly, and it would be difficult to replace the capital due to the anticipated decline in the Bank's earnings. Further, because the Applicants have not demonstrated that they can resolve the Association's operational problems, those problems may persist, endangering what would be a larger institution and thereby increasing the risk to the SAIF.

CONCLUSION

         Based on the foregoing analysis, OTS concludes that the effect of the acquisition on the financial resources and future prospects of the Applicants would be detrimental to them and to the insurance risk of the SAIF, and are inconsistent with approval. Accordingly, the Applications are hereby denied.

         By order of the Director of the Office of Thrift Supervision, or his designee, effective ___________________________.



                                      ------------------------------------------
                                      Scott M. Albinson
                                      Managing Director
                                      Offive of Examinations, Supervision, and
                                         Consumer Protection